Exhibit 10.1

SHARE SALE AND Purchase AGREEMENT

in relation to 100% shares of Telcom d.o.o, Beograd

DATED 30 August 2024

by and among

Mr. Dušan Stanojević Mr. Milorad Panjković as the "Sellers"

and

beam global as the "Purchaser"

Table of Contents

1	DEFINITIONS	5
1.1	Defined terms	5
1.2	Principles of interpretation	10
2	SALE AND PURCHASE OF SHARES	10
3	PURCHASE PRICE FOR THE SHARES	11
3.1	Amount and structure of the Initial Purchase Price	12
3.2	Purchase Price Adjustment	12
3.3	Payment of the Purchase Price	12
3.4	Fees and taxes in connection to the Purchase Price	13
4	SIGNING DATE ACTIONS	13
4.1	Documents delivered between the Parties before Signing	13
4.2	Documents to be executed on the Signing Date	14
4.3	Payment of the Purchase Price	14
5	POST SIGNING REGISTRATION ACTIONS	15
6	SELLER’S STATUS IN THE COMPANY POST SIGNING	15
7	PAYMENT OF ADDITIONAL PURCHASE PRICE TO THE SELLERS POST SIGNING	15
7.1	Additional Purchase Price Payment 1 (Revenue for the year 2024)	16
7.2	Additional Purchase Price Payment 2 (Revenue for the year 2025)	16
7.3	Fees and taxes and main principles in connection to the Additional Purchase Price Payments	16
8	STATUS CHANGE OF THE COMPANY POST SIGNING	16
9	SELLER’S POST SIGNING COVENANTs AND CONDUCT	17
9.1	Post-Signing covenant	17
9.2	Post-Signing conduct	17
10	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	18
10.1	Representation and Warranties General Assumptions	18
10.2	Authorization and capacity of the Sellers	18
10.3	The Shares	19
10.4	The Company	19
10.5	Regulatory matters	20
10.6	Taxes and contributions	20
10.7	Financial Reports	21
10.8	Property of the Company	21
10.9	Employees of the Company	22
10.10	Contracts	23
10.11	Promissory Notes and Securities	23

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10.12	Liabilities	23
10.13	Proceedings	24
10.14	Intellectual Property rights and rights to persons image	24
10.15	Insurance policies	24
10.16	Data protection	24
11	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	26
12	INDEMNIFICATION, SPECIFIC INDEMNITY MATTERS AND SECURITIES	27
12.1	General	27
12.2	Conduct with any Damage claim	27
12.3	Third Party Claims	28
12.4	Sellers’ Liability	29
12.5	Liability Period	30
12.6	Payment of Claims	30
12.7	Waiver	30
12.8	Specific Indemnity Matters	31
12.9	Securities	31
13	TERMINATION	31
14	ASSIGNMENT	31
15	GOVERNING LAW AND DISPUTE RESOLUTION	32
16	MISCELLANEOUS	32
16.1	Confidentiality	32
16.2	This Agreement, effect of Signing and Severability	33
16.3	Severability	33
16.4	Sellers’ joint and several liability	33
16.5	No Waiver	34
16.6	Notices	34
16.7	Time of Essence	34
16.8	Force Majeure	34
16.9	Expenses and Interest	35
16.10	Language	35
LIST OF SCHEDULES:		36

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SHARE SALE AND PURCHASE AGREEMENT

This Share Sale and Purchase Agreement is entered into on 30 August 2024 by and between:

1.	Beam Global, a Nevada (USA) corporation, duly formed and existing under the laws of the State of Nevada, USA with its principle office at 5660 Eastgate Dr., San Diego, CA 92121, Business Identification Number: NV20071178727, represented by Mr. Desmond Wheatley, Chief Executive Officer, duly authorized for the purposes hereof (the "Purchaser")

and

2.	Mr. Dušan Stanojević, national of Serbia, personal no: 0607962710273 (the “Seller 1”); and

Mr. Milorad Panjković, national of Serbia, personal no: 1905951300019 (the “Seller 2”); and

Seller 1 and Seller 2 jointly referred to as the "Sellers" and individually referred to as the "Seller".

The Purchaser and the Sellers individually referred to as a "Party" and together as the "Parties".

RECITALS:

Whereas, Telcom d.o.o. Beograd, is a limited liability company, incorporated in accordance with the laws of the Republic of Serbia, registered at the Business Registers Agency of the Republic of Serbia, corporate registration number 07473044, with registered seat in Belgrade, at 27 Svetog Nikole Street (the “Company”) engaged in the business of manufacturing of telecommunication equipment;

Whereas, Sellers are the only registered, actual and legal owners of shares of the Company representing 100.00% of total basic capital of the Company, and each of the Sellers possesses 50% of shares of the Company;

Whereas, the Purchaser is a clean technology innovator that designs, patents, manufactures and sells sustainable products and technologies for electric vehicle (EV) charging, energy storage and energy security;

Whereas, the Purchaser has recently acquired company Amiga doo, Kraljevo (now after change of the name being Beam Europe d.o.o), and wishes to further expand its business activities in the Republic of Serbia, in accordance with the investment policies of the Purchaser;

Whereas, the Purchaser had conducted a legal, financial and tax due diligence on the Company analyzing documents and information (the "Due Diligence Process");

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions of the Parties hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

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1.	DEFINITIONS

1.1	Defined terms

In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement, the following terms shall have the following meanings:

Additional Purchase Price	Means payment of any additional purchase price to the Sellers subject to the fulfillment of Additional Purchase Price Conditions 1 and/or 2.

Additional Purchase Price Cap	Means EUR 250,000 which is the maximum amount of Additional Purchase Price that the Sellers can receive, subject to fulfillment of Additional Purchase Price Conditions.

Additional Purchase Price Condition 1	Means that the Revenue of the Company for the fiscal year 2024 exceeds EUR 850,000.

Additional Purchase Price Condition 2	Means the cumulative fulfillment of all the following: (i) that the Revenue of the Company for the fiscal year 2025 exceeds the revenue for the fiscal year 2024, and (ii) that the 2025 Revenue is higher than EUR 850,000 and (iii) that the Additional Purchase Price Cap is not exceeded.

“Agreement”	Means this Share Sale and Purchase Agreement and all Schedules to the same, as may be amended or supplemented from time to time.

“Applicable Law”	Means any and all laws and regulations, decrees, decisions of the RoS or the State of California or other jurisdiction (as the case may be) mandatorily applicable to the specific action/obligation/right of any Party under this Agreement. In case for a certain action there are no mandatory provisions of laws of certain jurisdiction, the Parties agree that the applicable law for such actions will be the one of the State of California.

“Bad Leaver”	Means a person whose employment is terminated for any of the following reasons:

(i)	unilaterally by the Company for breach of work duty and/or breach of work discipline as provided in the Employment Rulebook valid at the time the breach occurs;
(ii)	unilaterally by the Company for the employee's failure to return to work within 15 days from the day of the expiry of unpaid leave;
(iii)	unilaterally by the Company if the employee has been convicted for criminal offence at work or in connection with work by a final court decision;
(iv)	the employment agreement is terminated ex lege for any of the following reasons:
•	the employee is prohibited from performing its job, based on the law, final court decision or a final decision of another body, and the Company cannot provide transfer to another job;
•	in case the employee must be absent from work for more than six months due to resolution issued by Authorities or courts.
(v)	voluntary termination by the Seller 1.

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“BRA”	Means the Business Registry Agency of the Republic of Serbia.

“Business Day”	Means a day, other than a Saturday or a Sunday or official holiday, when banks are open for business in both the RoS and in the State of California, USA.

“Calendar Day”	Means any calendar day including Saturday, Sunday and any day of public holiday.

“Company”	As defined in preamble.

“Damage”	Means damage in the widest sense set out in the Applicable Law, save for the punitive damages, incurred by the Company and/or the Purchaser and any amount, expenses, penalties, interest paid or to be paid in line with the Applicable Law or irrevocable decision of the competent authority or court or on the basis of the settlement in connection with the operations or any actions of the Sellers or the Company that occur prior to inscription of the Purchaser as the owner of Shares before the BRA, including but not limited to: fees, compensations and damages in relation to usage of real estate, taxes, VAT obligations, customs, contributions and other duties from labor relations and salaries of Company’s employees; as well as costs of any proceedings (misdemeanor, commercial offence, criminal procedure, civil and enforcement proceeding, labor dispute, tax procedure, administrative procedure and dispute, negotiations, arbitrage, court or out-of-court settlement), as well as losses, arising from any inaccuracy in the Sellers’ covenants as set out in this Agreement and/or breach and/or inaccuracy of Seller’s Representations and Warranties from Articles 10 of this Agreement, incurred by the Purchaser and/or Company as direct or indirect damages, loss of profit, costs, penalties or other expenses.

“Due Diligence Process”	Means the due diligence process carried out by the Purchaser on the Company.

“Encumbrances”	Means, with respect to a particular property, any lien (statutory or other), mortgage, pledge, right of pre-emption, pre-notations of mortgage, seizure, attachment, expropriation, easement, interest or preference granted to any third party, or any other encumbrance, security interest, covenant, restriction, defect in title or other limitation on transfer of any kind or free use (or any agreement or commitment to create any of the same).

“EUR”	Means legal currency in the countries of the European Monetary Union.

“EVeze”	Means company ELEKTROVEZE-PROIZVODNJA DOO BEOGRAD (ZVEZDARA), with registered seat at the same address as the Company (i.e. Svetog Nikole 27), matriculation number 06419461. Seller 2 is 100% owner and director of this company.

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“Force Majeure”	Means any event beyond the reasonable control of the affected Party to prevent or overcome (regardless of where it occurs or its duration), such that reasonable foresight and ability on the part of the affected Party could not reasonably provide against, including without limitation: labor dispute, shortage of labor or materials, earthquake, hurricane, flood, fire or other casualty, taking, civil commotion, riot, mob violence, insurrection, malicious mischief, sabotage, rebellion, act of public enemy, terrorism, war, invasion, embargo, infectious disease, material disruption in airline or other transportation systems act of a governmental authority in its sovereign capacity, local, regional or world threats or outbreak of epidemic or pandemic disease(s), travel advisories or alerts issued by any governmental authority or any international agency or body or other event beyond the reasonable control of the Party claiming the benefit of the event, including, any material and adverse changes in general economic or market conditions, but excluding the inability of a Party to meet its financial obligations.

“Foundation Act”	Means the currently applicable Foundation Act of the Company dated 24 November 2006, with annex dated 23 May 2007.

“GAAP”	Means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“General Assembly”	Means the general assembly of shareholders of the Company.

“Initial Purchase Price”	Means an amount equal to 795,000 EUR (seven hundred ninety-five thousand euros)

“Intellectual Property”	means any or all of the following and all rights in, arising out of, or associated therewith: international and foreign patents and applications; all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world; all databases and data collections and all rights therein throughout the world; all moral and economic rights of authors and inventors, however denominated, throughout the world, and any similar or equivalent rights to any of the foregoing anywhere in the world.

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“Lease”	Means the lease of the premises where the Company’s registered seat is located – 27 Svetog Nikole Street, Belgrade, with EVeze as the landlord, in line with the lease agreement which represents Schedule 6to this Agreement;

“Liability”	Means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Applicable Law, and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Loans”	Means the following 2 loans:

•	Loan Agreement No. 00-421-0623034.4 /KR 2023/9473 dated 11 October 2023 in the amount of 8 M RSD, with OTP bank as the lender, and the latest repayment date being October 2025; and
•	Loan Agreement No. 285-0000000328696-91 dated 20 December 2021 in the amount of EUR 35,000, with Sberbank as the lender, and the latest repayment date being December 2025.

“Middle Exchange Rate”	Means the official middle exchange rate published by the National Bank of Serbia on the web site of the National Bank of Serbia: https://www.nbs.rs/en/finansijsko_trziste/medjubankarsko-devizno-trziste/kursna-lista/zvanicni-srednji-kurs-dinara/index.html

“Ordinary Course of Business”	Means the conduct of Company operations in accordance with each of (i) the Company’s internal regulations being fully aligned with Applicable Law, (ii) the Applicable Law and (iii) ordinary course, consistent with past practices and on arm’s length basis.

“Proceedings”	Means any action at law, arbitration, litigation, civil proceedings, administrative proceedings, audit, other hearing, investigation, or civil, criminal, administrative, offence, or investigative suit commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental or similar authority, arbitral tribunal, mediator, arbitrator or other similar forum of dispute resolution, or any judicial body as may have competence on the basis of this Agreement or any Applicable law.

“Purchase Price”	Has the meaning ascribed to it thereto in Article 3

“Purchase Price Adjustment”	Means the amount to be added or subtracted from the amount of the Initial Purchase Price based on the amount of the difference between the actual cash balance of the Company on the Signing Date and the Target Cash balance.

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“Purchaser’s Common Stock”	means Beam Global common stock traded on the Nasdaq Capital Market under the ticker symbol BEEM.

“Purchaser’s Common Stock Share Limitation Cap”	means 19.99% of Purchaser’s Common Stock issued and outstanding immediately prior to the Signing Date which is the maximum amount of Purchaser’s Common Stock that may be issued to the Sellers in connection with the transaction. The Sellers each agree and acknowledge that the Sellers will not be entitled to any further payments of cash or otherwise in the event the cap is met;

“Revenue”	Means revenue of the Company from continuing operations, excluding extraordinary gains, all as determined in accordance with GAAP;

“RoS”	Means the Republic of Serbia.

“RSD”	Means the official legal currency in the RoS.

“Sellers Accounts”	Means Sellers bank accounts notably (i) Seller’s 1 bank account no. RS35325934170388891159 opened with OTP bank, and (ii) Seller’s 2 bank account no. RS35325934170487094347 opened with OTP bank.

"Sellers’ Representations and Warranties"	Means the Sellers’ representations and warranties set out in Article 10.

“Shares”	Means all shares in the Company which are subject of sale and purchase under this Agreement and which represents 100% of total capital of the Company, amounting to RSD 57.389,55 of pecuniary capital and RSD 205.145,11 of in kind capital, and representing 100% of voting rights in the Company:

•	all shares of Seller 1, representing 50% of total capital of the Company, and
•	all shares of Seller 2, representing 50% of total capital of the Company.

“Schedule(s)”	Means the Schedule(s) attached hereto.

“Signing” or “Signing Date”	Means the date when this Agreement is signed and certified before the public notary.

“Target Cash Balance”	Means EUR 200,000 (in letters: two hundred thousand euros), in cash on the accounts of the Company on the Signing Date.

“Taxes”	Means (but not limited to) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, under the Applicable Law.

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”Third-Party Claim”	Has the meaning ascribed to it thereto in Article 12.3.

“Transfer”	Means transfer to the Purchaser by the Sellers of the ownership of Shares and registration of such transfer before the BRA.

“Transfer Deed”	Means the simplified share transfer agreement to be signed on Signing Date before the public notary pursuant to the Applicable Law, substantially in the form set forth in Schedule 3 to this Agreement.

USA	Means the United States of America.

1.2	Principles of interpretation

In this Agreement the Parties agree that, unless otherwise expressly specified or the context otherwise requires:

•	Words in the singular include the plural; words in the plural include the singular;
•	Content and titles of articles, sections and paragraphs are listed only for easier orientation and shall not be used in interpreting of this Agreement;
•	Reference to this Agreement includes its preamble, introductory provisions, Schedules, and this Agreement as it is from time to time amended;
•	Reference to a law includes that law and its provisions even in case when they have been changed from time to time, or supplemented or amended and republished before and after the execution of this Agreement.

2.	SALE AND PURCHASE OF SHARES

Subject to the terms and conditions of this Agreement, the Sellers will transfer ownership of the Shares and all the rights and entitlements attached thereto in accordance with the Applicable Law, free and clear of any and all Encumbrances, to the Purchaser, together with all rights and entitlements deriving or resulting from the Shares under the Applicable Law and this Agreement, and the Purchaser shall pay the Purchase Price for the Shares, in line with Article 3 hereto.

By transfer of the Shares, all legal (such as voting right) and economic rights (such as the right to a dividend) as well as obligations regarding the Shares will be transferred from the Sellers to the Purchaser, as follows:

•	Seller 1 will transfer its entire portion of shares in the Company, which equals 50% of total shares of the Company; and
•	Seller 2 will transfer its entire portion of shares in the Company, which equals 50% of total shares of the Company;

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By acquiring the Shares, the Purchaser is acquiring any and all statutory rights and duties related to the ownership over the Company, and any and all rights stipulated in the incorporation acts and other internal acts of the Company.

The Purchaser shall not be obliged to complete or procure the completion of the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

Each of the Sellers waives all rights of pre-emption or similar rights over any of the Shares conferred on it either by the constitutional documents or in any other way.

By signing this Agreement, the Purchaser is expressing its consent to become a shareholder of the Company.

The Sellers and/or the Purchaser shall, without delay, inform the Company of the Transfer, when the same occurs under this Agreement, so that it can be inscribed in the relevant records of the Company.

The Parties agree that following the transfer and registration of transfer of Share before the BRA, the ownership structure of the Company will be as follows:

•	Shareholder:

Beam Global

•	Total capital of the Company:

RSD 262,534.66

•	Pecuniary capital

RSD 57,389.55

•	In kind capital

RSD 205,145.11

•	Stake in the Company:

100%

3.	PURCHASE PRICE FOR THE SHARES

The Parties agree that as a consideration for the purchase and transfer of the Shares from the Sellers to the Purchaser, the Purchaser, under conditions set out in this Agreement, shall pay the Initial Purchase Price amended (decreased or increased) for the amount of the Purchase Price Adjustment (the “Purchase Price”).

3.1	Amount and structure of the Initial Purchase Price

The Initial Purchase Price is EUR 795,000 (in letters: seven hundred ninety-five thousand euros) and is composed of:

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•	Cash in the amount of EUR 430,000 (in letters: four hundred thirty thousand euros) that will be made in cash by wire transfer from Purchaser’s account, prorata to the Sellers’ Accounts, i.e. cash amount to be received by Seller 1 amounts EUR 215,000 (in letters: two hundred fifteen thousand euros) and cash amount to be received by Seller 2 amounts EUR 215,000 (in letters: two hundred fifteen thousand euros);

and

•	Certain number of shares of Purchaser’s Common Stock that the Purchaser will issue to Sellers, on a prorata basis, equal to an aggregate value of EUR 365,000 (three hundred sixty-five thousand euros). The value of Purchaser’s Common Stock issuable pursuant to this Article 3.1 shall be calculated based on a five (5) trading day volume weighted average price (“VWAP”) for the five-trading day period ending on the last full trading day prior to the Signing.

The Purchaser’s Common Stock will be paid prorata to the Sellers, i.e. Seller 1 shall receive the Purchaser’s Common Stock in the amount of EUR 182,500 (in letters: one hundred eighty-two thousand and five hundred euros) and Seller 2 shall receive Purchaser’s Common Stock in the amount of EUR 182,500 (in letters: one hundred eighty-two thousand and five hundred euros)

3.2	Purchase Price Adjustment

The Initial Purchase Price shall be adjusted in the amount representing the difference between the actual cash balance and the Target Cash balance.

The Company has a Target Cash balance on the Signing Date equal to at least EUR 200,000 (in letters: two hundred thousand euros). In case the Cash balance deviates (higher or less than agreed EUR 200,000), the Initial Purchase Price shall be adjusted on euro-for-euro value (difference between the real cash balance and the agreed EUR 200,000 EUR of Target Cash balance).

The amount of Purchase Price Adjustment (if needed) in line with this Article, shall be determined immediately prior to the Signing Date, and the Sellers shall provide a written statement to the Purchaser confirming the actual cash balance of the Company on the Signing Date.

For avoidance of doubt, the Parties agree that any adjustments to the Initial Purchase Price as a result of the determined cash balance on the Signing Date, shall be made (i.e. deducted or added) solely by adjusting the number of shares of Purchaser’s Common Stock that the Sellers will receive. The cash portion of the Purchase Price will not be impacted by any Purchase Price Adjustment.

3.3	Payment of the Purchase Price

The Purchase Price shall be paid on the Signing Date.

3.4	Fees and taxes in connection to the Purchase Price

The Parties hereby agree on the following:

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(i)	Cash payments

•	All cash payments made under this Agreement shall be made: (i) in EUR and (ii) unencumbered by any Taxes, transfer fees conversion fees, banking charges or other pecuniary obligations, save the ones stipulated in this Agreement;
•	The Sellers bear solely and in entirety all taxes that may arise for them as a result of transfer of Shares (including but not limited to capital gain and personal income tax). Each of the Sellers agrees and acknowledges that it is responsible for all such taxes and will indemnify the Purchaser for any Damages as a result of the Sellers failing to pay such Taxes.

(ii)	Payment in Purchaser’s common stock

•	The Sellers agree that in no event and under no circumstances will Purchaser issue Purchaser’s Common Stock to the Sellers in connection with the transactions contemplated by this Agreement in an amount above the Purchaser’s Common Stock Share Limitation Cap. The Sellers hereby irrevocably agree and acknowledge that in the event the amount of Purchaser’s Common Stock issued to the Sellers has reached the Purchaser’s Common Stock Share Limitation Cap, the Sellers will not be entitled to any additional payments, cash or otherwise, and that all provisions regarding the Additional Purchase Price Payment as well as mechanism for their payment shall cease to apply once the Purchaser’s Common Stock Share Limitation Cap is met. In addition to any additional restrictions on the sale or transfer of any Purchaser’s Common Stock under Applicable Law including but not limited to applicable securities laws in the USA, the Sellers each agree that the maximum number of shares of Purchaser’s Common Stock that each Seller may resell will be subject to volume-based trading restrictions calculated on a daily and weekly basis as follows: (i) sales shall not occur on more than three (3) days per calendar week, (ii) sales in any one trading day shall be for a maximum number of shares of Purchaser’s Common Stock that is less than ten percent (10%) of the average daily trading volume on the prior trading day, and (iii) sale in any 5 (five) day period shall be no more than four percent (4%) of the average weekly volume (calculated by 5 (five) times the average daily volume in any business week or five consecutive trading days).

•	The Sellers bear solely and in entirety all taxes that may arise for them as a result of the issuance of Purchaser’s Common Stock to the Sellers. Each of the Sellers agrees and acknowledges that it is responsible for all such Taxes and will indemnify the Purchaser for any Damages as a result of the Sellers failing to pay such Taxes.

4.	signing date actions

4.1	Documents delivered between the Parties before Signing

Prior to the signing, the Sellers will have delivered to the Purchaser the following documents:

(i)	Documents and evidences satisfactory to the Purchaser, that the Company has performed a thorough legal and financial/tax legal sanity check;

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(ii)	Statements signed and certified before the public notary issued by Sellers’ spouses, granting consent for sale and purchase of Shares in line with this Agreement fully in line with the wording presented in Schedule 1 of this Agreement;
(iii)	List of assets and List of contracts, as presented in Schedule 4 and 7 of this Agreement;
(iv)	List of all employees of the Company, with key terms of their employment, valid on the Signing Date as presented in Schedule 5 of this Agreement, with the evidence from Serbian registry of mandatory social contributions, i.e. CROSO that all such employees are duly registered;
(v)	Lease agreement between EVeze and the Company concerning the Lease as presented in Schedule 6 of this Agreement;
(vi)	List of all Powers of attorney issued by the Company whatsoever for the purpose of acting on behalf of the Company in administrative, labor, tax, court and other procedures, as well as in all relations vis-à-vis third parties.

In addition, prior to Signing, the Sellers shall provide a written statement to the Purchaser confirming the actual cash balance of the Company on the Signing Date in order to calculate the Purchase Price Adjustment, with the evidences in that respect, which is to be confirmed by Purchaser. Also, as a condition to Signing, the Purchaser shall receive confirmation from its auditors that the value of the total assets of the Company is greater than the Company’s total liabilities.

4.2	Documents to be executed on the Signing Date

Upon satisfaction by Purchaser of the obligations set out in Article 4.1 of this Agreement, the Parties will take the following actions:

•	Signing of this Agreement;
•	Signing and certification of signatures of the Parties on the Transfer Deed before the notary public.

4.3	Payment of the Purchase Price

Following the execution of Transfer Deed, the Purchaser shall perform the payment of the Purchase Price as follows:

•	Purchaser shall initiate the transfer of the cash amount of the Purchase Price to the Sellers’ Accounts;
•	Purchaser shall cause its transfer agent to issue electronically such number of shares of Purchaser’s Common Stock to the Sellers all in line with Articles 3.1 and 3.2, and the same shall be issued not later than 48 hours as of Signing date.

Purchaser shall provide the documents/evidences on performed transfers of Purchase Price to the Sellers.

5.	post SIGNING REGISTRATION actions

Seller 1 and the Purchaser undertake to procure that the following documents and requests in respect of the Company are submitted to the BRA by the legal advisors designated by the Purchaser, as soon as possible after the Signing Date, providing that the payment of Purchase Price has been duly completed:

•	the change of the ownership over the Shares, as contemplated by this Agreement;

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Seller 1 who will remain the representative of the Company post-Signing, shall be solely responsible to communicate the change of ownership over Shares with all competent authorities, registries and commercial banks, in order to fully comply with their requirements.

6.	seller’s status in the company post SIGNING

The Sellers acknowledge and accept that the essential part of the Purchaser's decision to enter into the sale and purchase of Share is that the Seller 1 will remain engaged in the Company), in the period of 5 (five) years as of the Signing Date (“Mandate”). For avoidance of doubt, in case during the Mandate, Seller 1 fulfills the criteria under Serbian Labor Law for retirement, the Parties will sign new employment contract or other form of engagement, under the same financial terms and conditions as specified under Schedule 5.

In case Mandate is terminated due to Seller 1 being a Bad Leaver, Seller 1 shall pay the following contractual penalties to the Company:

•	Amount equal to sum of 80% of the Purchase Price received by Seller 1 and Bonus Payments (if any), in case Seller 1 is a Bad Leaver in the first three years as of the Signing;
•	Amount equal to 60% of the Purchase Price received by Seller 1, in case Seller 1 is a Bad Leaver in the fourth year as of the Signing; and
•	Amount equal to 40% of the Purchase Price received by Seller 1, in case Seller 1 is a Bad Leaver in the fifth year as of the Signing

In addition, Seller 1 acknowledges and agrees that the Purchaser as the sole shareholder of the Company may appoint any other person as the additional director or other representative, and that Seller 1 as the director may be limited in performing the actions with the co-signature of the said persons.

7.	PAYMENT OF ADDITIONAL PURCHASE PRICE TO THE SELLERS POST signing

Subject to the fulfillment of the Additional Purchase Price Conditions by the Sellers, in line with the terms set out in this Agreement, and subject to the Additional Purchase Price Cap and Purchaser’s Common Stock Share Limitation Cap, the Purchaser will issue Purchaser’s Common Stock (i.e. no cash payments) to the Sellers, in addition to the Purchase Price, in line with the rules set out in this Article.

7.1	Additional Purchase Price Payment 1 (Revenue for the year 2024)

In case of fulfillment of Additional Purchase Price Condition 1, the Sellers are eligible to receive prorata, but in any case only up to the amount of Additional Purchase Price Cap and Purchaser’s Common Stock Share Limitation Cap, in the aggregate a certain number of shares of Purchaser’s Common Stock equal to (i) the amount that the Revenue for the year 2024 exceeds the threshold of Additional Purchase Price Condition 1, reduced for any fees/taxes/charges under the Applicable Law in respect of such payment, (ii) divided by the 30-trading day VWAP calculated at the close of the market on the last full trading day prior to the end of the calendar year 2024

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The Additional Purchase Price Payment 1 will be payable, as soon as possible after the filing of Purchaser’s annual report on Form 10-K for 2024 with the United States Securities and Exchange Commission (the “SEC”).

7.2	Additional Purchase Price Payment 2 (Revenue for the year 2025)

In case of fulfillment of Additional Purchase Price Condition 2, and under the condition that the amount of Additional Purchase Price Payment 1 paid to the Sellers (if any) is below the amount of Additional Purchase Price Cap and subject to Purchaser’s Common Stock Share Limitation Cap, the Sellers are eligible to receive, prorata, in the aggregate a certain number of shares of Purchaser’s Common Stock equal to (i) the amount that the Revenue for the year 2025 exceeds the threshold of Additional Purchase Price Condition 2 reduced for any fees/taxes/charges under the Applicable Law in respect of such payment, (ii) divided by the 30-trading day VWAP calculated at the close of the market on the last full trading day prior to the end of the calendar year 2025.

The Additional Purchase Price Payment 2 will be payable, as soon as possible after the filing of Purchaser’s annual report on Form 10-K for 2025 with the SEC.

7.3	Fees and taxes and main principles in connection to the Additional Purchase Price Payments

In respect of fees/taxes/charges in connection to Additional Purchase Price Payments to the Sellers, the Parties hereby agree on the following principles:

•	Additional Purchase Price Payments under this Agreement are considered as gross amounts;
•	Sellers shall receive Purchaser’s Common Stock in the amount as per applicable Additional Purchase Price Payments (for which the Sellers’ have met the Additional Purchase Price Condition Precedent), reduced for the amount of any fees/taxes/charges that may exist under the Applicable Law, and the same shall be borne by Sellers;

8.	status change of the company post signing

Seller 1 hereby acknowledges and agrees that he is fully aware that after the Transfer, the Purchaser intends (but is not obliged) to perform the status change – merger of the Company into Purchaser’s other fully owned subsidiary in Serbia being Beam Europe doo, MB: 07407343.

The aforesaid merger (if happens) and the fact that the Company will cease to exist in such case (as it will be merged into Beam Europe doo), shall not influence any of the Sellers rights and obligations from this Agreement.

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However, for the avoidance of doubt:

•	Employment (or other engagement) of the Seller 1 will be under the same terms and conditions as specified in this Agreement (save for the fact that in case of merger Seller 1 will not be the legal representative);
•	Revenues of the Company shall be separately calculated and the merger will not change the Sellers right to Additional Purchase Price providing the Sellers meet the criteria for such payment as set out in this Agreement;

9.	SELLERS’ POST SIGNING COVENANTs AND CONDUCT

9.1	Post-Signing covenant

Each Seller agrees that commencing upon the Signing, and for a period of 3 (three) years thereafter, each Seller will not, directly or indirectly, individually or jointly, solicit, or cause to be solicited, the customers or vendors of the Company and/or the Purchaser and/or Purchaser affiliates/subsidiaries or conduct its business activities similar to or in competition with the Company and/or the Purchaser and/or Purchaser affiliates/subsidiaries on any territory.

Sellers recognize that the restrictions contained in, and the terms of, this Article are properly required for the adequate protection of Purchaser hereunder, and agree that if any provision in this Article is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

Each Seller represents and warrants that the provisions of this Article do not conflict with or violate any other obligation or covenant by which it is bound. The parties hereto acknowledge that Damages resulting from a breach of the covenant contained in this Article would be extremely impracticable to measure.

Accordingly, in addition to and without limiting any other remedy or right Purchaser may have, Purchaser shall have the right to an injunction or other equitable relief.

9.2	Post-Signing conduct

During the period of 24 (twenty-four) months after the Signing Date, upon reasonable request from the Purchaser, the Sellers shall provide their assistance and knowledge for the matters related to the Company such as Taxes, accounting, insurance, operation. Notwithstanding the aforesaid, Seller 1, as long as being employed and/or engaged by the Company and/or the Purchaser shall provide full assistance and perform their obligations as specified in their employment or other engagement agreements with the Company and/or the Purchaser.

10.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

10.1	Representation and Warranties General Assumptions

The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance on the Sellers’ Representations and Warranties hereby given by Sellers on their own behalf and on behalf of the Company.

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a)	Each Representation or Warranty is to be construed independently and except where this Agreement provides otherwise is not limited by a provision of this Agreement or by another Representation or Warranty.
b)	Sellers represent and jointly and severally warrant to the Purchaser that each of the following Sellers’ Representations and Warranties are true, accurate, complete, not misleading and unambiguous in every aspect on the Signing Date;
c)	Neither this Agreement nor any other document, statement or certificate delivered by the Sellers or the Company in connection with this Agreement, before, during or following the Due Diligence Process contains any false statements, facts, or conceal facts.
d)	Documents and information delivered to the Purchaser within Due Diligence Process represent complete and accurate documents and information and the Sellers have not withheld any information, which would be materially misleading for the Purchaser;
e)	As of the day of completion of the Due Diligence Process, the Sellers have run the Company in Ordinary Course of Business and have fully abided with the Applicable Law.

In line with the aforesaid, the Sellers represent and warrant to the Purchaser the following specific representations and warranties:

10.2	Authorization and capacity of the Sellers

a)	Each Seller has full capacity to enter into and perform obligations from this Agreement and to enter into and perform the Transfer and all other documents executed by the Seller which are to be delivered at Signing Date. The sale of the Shares pursuant to this Agreement, ability of the Sellers to transfer a legally valid ownership title over the Shares to the Purchaser and performance of the Sellers’ undertakings under this Agreement will not conflict with any applicable laws and regulations, or any judgments or other orders by which the Sellers are bound, or with any agreement to which the Seller is a party.
b)	There exist no participations, including but not limited to silent participations, sub-participations, or profit sharing arrangements, of any kind whatsoever in the Company and there exist no conditional obligations or binding offers concerning the creation of such participations.
c)	This Agreement and other documents that the Sellers must carry out based on, or in connection with this Agreement will, once executed, create enforceable obligations of the Sellers in accordance with the conditions contained therein.
d)	Spouses of the Sellers’ consented to the Transfer and there could be no claim or objection raised by them to make the Transfer partially or entirely ineffective.

10.3	The Shares

a)	The Shares are fully paid up; there exist no obligations of additional investment in the capital, pecuniary or in-kind. There are no decisions that could lead to an increase or decrease of capital of the Company.
b)	The Sellers are the sole members of the Company and each Seller is the sole lawful owner of its respective Shares and has good title to the Shares in percentages set forth in Article 2, with full, valid and marketable transferable legal title, free and clear of Encumbrances on, over or affecting the Shares.
c)	The Sellers have full legal right, title, authority, capacity and power to sell and transfer the Shares to the Purchaser in accordance with this Agreement (without obtaining the consent or approval of any person), and there is no claim or proceeding concerning the title of the Sellers as to the Shares or its ability to sell the Shares; no person has made any written claim to be entitled to any right over or affecting the Shares and Sellers are not aware of any threatened claim to any such right. There exists no pecuniary fine, order, judgment, injunction/interim measure or decision of any court, administrative or regulatory body or other governmental body in connection with the Shares and ownership of the Sellers over the Shares.

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d)	The Shares have been validly issued in compliance with all relevant provisions of the Foundation Act of the Company and Applicable Law.
e)	The Shares are free from any judicial procedures and Encumbrances (and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares).
f)	The sale of the Shares to the Purchaser and the execution and performance of this Agreement shall not affect the legal situation of the Company and shall not result in: (i) a violation of any Applicable Law or order or a breach, early termination, significant variation of agreements concluded or obligations undertaken by the Company, and (ii) any obligation to pay a bonus or indemnity to any of the managing directors or other corporate officers of the Company.
g)	No third party (including but not limited to former shareholders of the Company) has any rights, options or similar in respect of the Shares based on which third parties would be able to require any compensation and/or pledge of any Shares, conversion or otherwise, or any part of the Shares.
h)	Except for the Loans and the Lease, the Transfer does not have to be communicated to any third party that the Company has agreement with.

10.4	The Company

a)	The Company is a legal entity duly established as a limited liability company and validly existing under the Applicable Law.
b)	The Company is not subject of any liquidation procedure or bankruptcy proceeding or reorganization procedure and its accounts are not blocked, and the Sellers have no knowledge on threat of any of the aforesaid. No session of the General Assembly has been convoked with the purpose of proposing of adoption of any decision, no decision has been adopted, no request or order has been filed for liquidation, winding-up or closure of the Company and there are no circumstances based on which any of the above measures may be taken under the Applicable Law. The Company is not in a state of insolvency or has suspended the payments or any claims or debts.
c)	All decisions of the General Assembly are properly rendered and Applicable Law was at all times respected, including but not limited to decisions of the General Assembly concerning legal affairs and loans extended to the companies owned by the Sellers and concerning disposal with assets of significant value.
d)	The Company does not have any subsidiaries.
e)	The documentation of the Company with respect to the last 3 (three) years is fully available in the premises of the Company, valid, up to date while the tax documentation of the Company with respect to the last 5 (five) years is fully available in the premises of the Company, valid, up to date and complete of all matters required to be dealt with in such books and documents. The corporate bodies of the Company operate in a regular fashion, and all corporate decisions have been taken in accordance with the Applicable Law or internal rules applicable to the Company.
f)	Currently effective Foundation Act of the Company is in force, and no resolution has been adopted providing for its amendment.
g)	The corporate bodies of the Company operate in a regular fashion, and all corporate decisions have been taken in accordance with the Applicable Law or internal rules applicable to the Company.
h)	The managing directors and/or commercial proxy engaged by the Company in the past 3 (three) years do not have any claims against the Company.
i)	The bank accounts of the Company are not included or are participating accounts in any cash-pool system.
j)	The Company is not party to any derivative transaction.
k)	The Company is not subject to any arrangement or repayment of any subsidy from any public authority.
l)	The Company has not lent any money, which has not been repaid to it, and does not own the benefit of any debt.

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10.5	Regulatory matters

a)	The Company possesses all necessary licenses, permits and authorizations to carry on its business in accordance with the Applicable Law. The Company does and has conducted its business in compliance with Applicable Law related to its activity and its business, respectively, and has run its activities in the Ordinary Course of Business.
b)	The Company has complied with all regulatory rules and applicable legislations, at all times during its operations and does not act contrary to the conditions contained in issued licenses, permits and authorizations and is not informed, nor has any knowledge about the grounds which may lead to any withdrawal, cancellation, amendment or revision of such licenses, permits and authorizations or conditions contained therein. There are no facts or circumstances that could lead to such withdrawal, amendment or revision.
c)	There are no minutes or decisions issued by the competent authorities (inspections, directorates and similar) regarding regulatory noncompliance of the Company with applicable legislations that have not been remedied or which imposed conditions have not been fulfilled.

10.6	Taxes and contributions

a)	The Company has at all times duly and timely filed to tax and other competent authorities all Taxes and other returns, reports and statements relating to the payment of Taxes and contributions by the Company. Those filed tax and other application, reports and statements are true, accurate and complete.
b)	The Company has fully paid i.e. calculated where needed (withholding tax) timely and completely, all taxes and contributions as well as fines, in accordance with the Applicable Law.
c)	There are no outstanding or threatening proceedings or inspections against the Company relating to payment of taxes and contributions, interests thereof or pecuniary fines.
d)	The Company is not subject to any special regime regarding taxes and contributions, nor has the Company entered into agreement, decision or settlement with the competent authorities regarding the Taxes, contributions or penalties.
e)	In all Tax audits and/or inspections, and/or internal-external audits and/or accounting audits, if performed, for a period from the incorporation of the Company, all the facts are, to the Sellers’ best knowledge, fully disclosed to the tax inspectors and/or auditors and/or accountants; the Company has not, within the past 12 (twelve) months, been subject to or is currently subject to any investigation, audit or visit by any tax authority that might result in the imposition of a penalty; the Company is not involved in any dispute in relation to Taxes with any tax authority; the Company is not treated for any taxation purpose as resident in a country other than the RoS; and
f)	All transactions concluded by the Company and the Sellers or third parties were made on a fair market basis. There are no circumstances that could lead to or authorize any tax body to make any changes for tax purposes, of conditions under which such transaction was treated at the time of undertaking.

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10.7	Financial Reports

a)	All financial statements were prepared in line with accounting standards applicable in the RoS, with all applicable statutory and regulatory requirements in force at the time of their preparation and adoption and the same provide such insight that allows reasonable estimate of the assets, obligations and results of the Company, and as far as the nature of these financial statements allows, solvency and liquidity.
b)	All financial statements accurately, fully, clearly and comprehensively reflect: (i) net assets of the Company and the composition of such assets and obligations of the Company on the day of their preparation and (ii) the results of operations.
c)	There are no obligations that are not recorded in the financial statements and the Company has no hidden or unpublished obligations (including but not limited to, the responsibility towards suppliers or employees, necessary reservations for guarantees, etc.) nor Sellers made future commitments that are important for the future financial performance of the Company.
d)	Inventory and capital of the Company are entirely usable, of acceptable quality and suitable for usage in the Ordinary Course of Business. All inventories are owned by the Company, free from the Encumbrances, in the possession of the Company and have no flaws and errors.
e)	The Company has no financial obligations vis-à-vis either Sellers or representatives of the Company, or any former shareholder of the Company, which are not sufficiently provisioned in the accounts of the Company.
f)	Since January 1, 2024, the Company has run its operations prudently and in the manner consistent with current practice, and in such period no material capital expenditures or obligations have been agreed, save for the ones in Ordinary Course of Business.

10.8	Property of the Company

a)	All of the properties and assets relating to, or used in connection with, the Company are owned or leased by the Company and not by any other person.
b)	The Company has good and marketable title to all its assets, in each case subject to no Encumbrances or other restriction of any kind or character. The fixed assets and all tangible personal property owned by the Company are in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used.
c)	The Company owns no real estate or real property.
d)	Except for the Lease, the Company doesn’t use any other real property in connection with its business.
e)	Any real estate used by the Company have all necessary permits and approvals for their regular use and there has not been adopted or threatened to be adopted any order, judgment, injunction or decision of any court, state or regulatory body.

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10.9	Employees of the Company

a)	No present or former employee of the Company has any claim against the Company that has not been satisfied so far, due to termination of employment or damage incurred by injury on work, occupational illness or disrespect of the rule on guaranteed equal salary from Article 104 of the Labor Law or other reasons. All employees who left the Company are fully compensated for the remainder of their annual leave or any other entitlement arising from the fact of termination of employment, in line with the Applicable Law.
b)	All salaries, compensations, taxes and contributions and similar payments are entirely and timely paid.
c)	The Company has not established any rights to employees to additional compensation. Furthermore, any severance or other social benefits granted under the Applicable Law have been fully paid.
d)	The Company is not a signatory to any collective agreement or a member of any employers’ union that would be a signatory to a collective agreement.
e)	There are no former employees who would be authorized to re-employment on the basis of agreement or court decision.
f)	The Company acts in accordance with the Applicable Law in the field of occupational health and safety, salaries, working hours, compensation for overtime work, benefits and all other matters in the field of labor relations.
g)	Mandatory records on overtime work are duly kept in line with the Applicable Law.
h)	No employment contract was terminated due to employee’s refusal to accept an annex to the employment contract in terms of changes to the deadlines of payment of salaries and other incomes of the employee, being the grounds stated in the Company’s Employment Rulebook.
i)	The Company did not implement any formal or informal redistribution of working hours in terms of Article 57 of the Labor Law during 2021, 2022, 2023 and 2024 until the Signing.
j)	The Company did not dismiss any employee due to redundancy reasons during the course of the calendar year 2023 and 2024 until the Signing.
k)	Neither the execution of this Agreement or any other Transaction Document nor Signing will trigger any entitlement to Damage compensation or receipt of any specific payment to directors or employees of the Company;
l)	The Company did not establish any bonus scheme for its directors or employees, save for the ones contained in this Agreement including its Schedules.

10.10	Contracts

a)	Except as indicated in Schedule 7, the Company is not a party to any contracts with an aggregate value greater than EUR 50,000.00 (in letters: fifty thousand euros) or its equivalent in another currency nor to any agreements that are for a period of more than 1 year.
b)	The Company is not a party to any loan or similar financial agreement, save for the Loans.
c)	The Company has paid all due installments for the Loans, there was and there is no default by the Company in performing its obligations under the Loans.
d)	The Company has duly informed the lenders under the Loans on changed of the ownership structure over the Company as a result of the Transaction contemplated herein.
e)	The Company is not a party to any lease, renting or similar arrangements, save for the Lease.

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f)	The Company paid all due rents for the Lease. There was and there is no default by the Company in performing its obligations under the Lease. The Company has duly informed the landlord under the Lease on changed of the ownership structure over the Company as a result of the Transaction contemplated herein;
g)	None of the contracts to which the Company is a party contain any provision which takes effect upon the Signing Date.
h)	The Company is not informed on breach of any of the contracts to which the Company is a party.
i)	None of the contracts to which the Company is a party, contain change of control clause, nor it establishes the obligation of reporting to the other contractual party on change of ownership in the Company, save for the Loans, whereas the Company has duly performed this reporting obligation;
j)	The contracts of the Company, which are treated by the Company as terminated or ceased to be valid prior to the Signing Date, have actually been duly terminated or ceased to exist, and neither the Company nor the other contractual party has claimed, nor there is knowledge that may be claimed, any compensation or other request on the basis of termination or cessation of validity of the contract.
k)	The Company does not breach any business and/or financial agreement, and there have been no notices, warnings or similar, presented to the Company in writing or orally of any breach of contract, and there is no notice on termination related to any of the Company’s contracts.
l)	There are no outstanding obligations, contracts or agreements (of any kind) between the Company and the Sellers and/or their related parties.

10.11	Promissory Notes and Securities

a)	Schedule 2 contains an accurate and complete list of all promissory notes to which the Company is a party, together with the details from the underlying agreements containing information on the counterparty to whom the notes have been issued, value of the security and expiration date. Other than those promissory notes, the Company has not issued or committed to issue any other promissory notes, either as a principal debtor or guarantor.
b)	The Company has not issued or assumed any pledges, sureties, guarantees or similar obligations to secure any liabilities of its obligations or obligations of third parties.

10.12	Liabilities

a)	The Company has no outstanding claims, liabilities or indebtedness, contingent nor otherwise, which were not disclosed in the Financial Statements.
b)	During last 2 (two) years, the Company has not received notice on any violation of laws, decrees or regulations, and the Company does not violate any order, judgment, decision, interim measure or regulation of any court, state or regulatory body or arbitrator applicable to the Company or to any of its assets or activity.
c)	The Company has not received notice on any violation of laws, decrees or regulations, and the Company does not violate any order, judgment, decision, interim measure or regulation of any court, state or regulatory body or arbitrator applicable to the Company or to any of its assets or activity. There are no on-going proceedings, lawsuits, investigations or hearings in connection with any alleged violation of laws, rules or regulations by the Company.

10.13	Proceedings

a)	There are no Proceedings pending or threatened against or affecting the Company or any of its respective properties or rights and there are no facts or circumstances, which would provide a valid basis for any such action, proceeding or investigation.
b)	There are no due or promised amounts to any persons on the basis of Proceedings.

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10.14	Intellectual Property rights and rights to persons image

a)	The Company has the right to use all Intellectual Property it is using, and had at the relevant time the right to use all Intellectual Property it has used in the past.
b)	The Company is not infringing Intellectual Property rights of any third party. No claim of infringement or misappropriation of material Intellectual Property is pending or, to the knowledge of the Company and the Sellers, threatened to be made against the Company, and the Company has not been notified by any other person or entity that it is infringing or misappropriating any Intellectual Property of such other person or entity.

10.15	Insurance policies

•	The Company has one active insurance policy: insurance policy with the company “Garant penzijsko društvo, društvo za upravljanje dobrovoljnim penzionim fondom” dated 01 August 2007, with indefinite duration and insurance premium per month amounts 42.434 RSD. The insurance premium is concluded in favor of 7 employees (Seller 1, Brujić Aleksandar, Saša Galjak, Ljubinković Nebojša, Popović Slobodan, Panjković Nebojša and Maletić Željko)

10.16	Data protection

•	that the Company complies, in all material respects, with legislation that govern the collection, use, processing, disclosure and protection of personal data, and that the Company has in place and operates a system of internal controls that are reasonably designed to ensure compliance in all material respects by the Company with the applicable data protection legislation. The Sellers warrant to the Purchaser that the Company is no subject to data subject’s claim, active or threatening, in regards to breach of personal data rights, nor subject to any legal procedure that relates to investigation of potential liability of the Company for disrespect of the applicable personal data protection legislation.

10.17	On acquisition of Purchaser’s Common Stock.

With respect to the issuance of Purchaser’s Common Stock, each Seller hereby represents and warrants to the Purchaser as follows:

•	Sellers are acquiring Purchaser’s Common Stock for investment solely for such Sellers’ account and not with a view to or for sale in connection with any distribution thereof in violation of the USA securities laws, applicable state or foreign securities laws or this Agreement;
•	Sellers have had an opportunity to consult with counsel and other advisors before committing to acquire the Purchaser’s Common Stock;
•	Sellers understand that they must bear the economic risk of the purchase of Purchaser’s Common Stock for an indefinite period of time because, except as provided in this Agreement, (A) Purchaser’s issuance of Purchaser’s Common Stock to Sellers will not be registered under the USA Securities Act of 1933, as amended (the “Securities Act”), and applicable state or foreign securities laws in reliance on Seller’s representations, (B) Purchaser’s Common Stock may not be sold, transferred, pledged or otherwise disposed of without an opinion of counsel, if requested by Purchaser, satisfactory to Purchaser, that registration under the Securities Act or any applicable state or foreign securities laws is not required, (C) Purchaser has no obligation to register the issuance or resale of Purchaser’s Common Stock (or perfect any exemption) nor has it agreed to do so in the future, (D) the exemption provided in Rule 144 under the Securities Act is not presently available for the resale of any of Purchaser’s Common Stock and may not be available in the future with respect to any proposed transfer of Purchaser’s Common Stock, and (E) Purchaser is not under any obligation to perfect any exemption for the resale of any of Purchaser’s Common Stock.

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•	Sellers can properly evaluate the merits and risks of an investment in Purchaser’s Common Stock and can protect Sellers’ own interests in this regard, whether by reason of Sellers’ own business and financial expertise, the business and financial expertise of professional advisors unaffiliated with Purchaser with whom Sellers have consulted, or Sellers’ preexisting business or personal relationship with Purchaser or any of its officers, directors or controlling persons;
•	Sellers have had an opportunity to ask questions and receive answers concerning the capitalization of Purchaser and the business, financial condition and operations of Purchaser, and have had full access to such other information concerning Purchaser as Sellers have requested;
•	Sellers realize that the acquisition of Purchaser’s Common Stock involves a high degree of risk, and that Purchaser’s future prospects are uncertain. Sellers are able to hold Purchaser’s Common Stock indefinitely if required, and are able to bear the loss of their entire investment in Purchaser’s Common Stock. Sellers have had an opportunity to review such documents and information as Sellers have requested, to Sellers’ satisfaction. Sellers understand the speculative nature of and risks involved in the proposed investment in Purchaser;
•	The Sellers bear solely and in entirety all taxes that may arise for them as a result of issuance of Purchaser’s Common Stock (including but not limited to capital gain and personal income tax) to Sellers;
•	Each Seller agrees and acknowledges that each Seller may be required to file certain public filings with the SEC to disclose its ownership interests, and accordingly fulfillment of this obligation is only on the side of the Sellers. Each Seller agrees to timely file any such reports with the SEC as required by Applicable Law;
•	Seller agrees and acknowledges the Purchaser’s Common Stock Share Limitation Cap(i.e., that the maximum aggregate amount of shares of Purchasers Common Stock that Purchaser will issue to Sellers for the Purchase Price and any Additional Purchase Price Payment will not exceed 19.99% of the issued and outstanding number of shares of Purchaser’s Common Stock on the Signing Date);
•	Each Seller agrees and acknowledges that in no event and under no circumstances will sellers receive any cash consideration under this agreement in the event the Purchaser’s Common Stock Share Limitation Cap is reached for any reason.

10.18	Full Disclosure

•	No representation or warranty by the Sellers in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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10.19	Investigation by the Purchaser

None of the Sellers’ Representations and Warranties shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Purchaser. No information relating to the Company that has not been disclosed but of which the Purchaser has knowledge (whether actual or constructive) shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchaser under this Agreement.

11.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that on the Signing Date the following statements are true and accurate:

a)	Organization and Good Standing: The Purchaser is a legal entity duly organized and validly existing under the laws and regulations of the State of California, USA.
b)	Authority and Valid Obligations: The Purchaser has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized and executed by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser.
c)	No Conflict: The purchase of the Shares by the Purchaser, its ownership on the Shares and the performance of the Purchaser's undertakings in this Agreement will not conflict with any applicable laws and regulations, or any judgments or other orders by which the Purchaser is bound, nor with the relevant Purchaser’s organizational documents or with any agreement which the Purchaser is a party to.
d)	No Proceedings: The Purchaser is not aware of any acts that have been taken or any proceedings which might affect the legality, validity or enforceability of this Agreement with respect to the Purchaser or its ability to satisfy its obligations hereunder, and no such actions are pending.
e)	Authorizations: Except as explicitly contemplated by the terms of this Agreement, all authorizations and consents of, and filings with, national or international competent bodies which are required to be obtained or made in order that the Purchaser is authorized to enter into and perform this Agreement and to acquire and own the Shares, have been obtained or made.
f)	Availability of Funds: The necessary funds for paying the Purchase Price in line with terms and conditions of this Agreement are available to the Purchaser.

12.	INDEMNIFICATION, SPECIFIC INDEMNITY MATTERS AND SECURITIES

12.1	General

The Sellers shall indemnify, defend and hold harmless the Company and/or the Purchaser, its officers, directors and agents, and each of their affiliates, employees and agents (“Indemnified Parties”) from any Damage, including without limitation any and all known or unknown, current and future claims, liabilities or Damages incurred by the Indemnified Parties resulting from any activity of the Company or Sellers prior to the Signing Date, and/or any breach or inaccuracy of any Sellers’ Representations and Warranties contained herein or the failure to perform any covenant made by the Sellers hereunder after the Signing Date.

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The claims pertaining to matters set out in this Article shall be referred to as the “Claims” and each a “Claim”.

The Parties agree that the legal successor of the Purchaser and/or Company in case of merger, division, transfer of assets or transfer of receivables of any kind will have the same rights for compensation of Damage stipulated under this Agreement.

The fact that the Purchaser participated in the negotiations and performed Due Diligence Process will not prevent or limit Purchaser in exercising its rights on compensation of Damage and the Purchaser shall be entitled to address Claims against each Seller regardless of whether the event giving rise to such claim was disclosed or otherwise known to the Purchaser.

The Sellers are jointly and severally liable towards the Purchaser for any and all compensations of Damage pursuant to this Article.

12.2	Conduct with any Damage claim

Promptly after the Company, Purchaser or the Sellers, as the case may be, becomes aware of a Damage having actually occurred or any matter, fact or circumstance, which is likely to give rise to a Claim, the Indemnified Party shall give written notice (“Claim Notice”) to the Sellers with respect to such Claim.

The Claim Notice shall:

(a)	be given as soon as reasonably practicable but in any case within 15 (fifteen) Business Days after the Indemnified Party (in the case of the Purchaser, the Company shall be included in such notion) has obtained knowledge of the relevant facts, events and circumstances that are likely to give rise to a Claim for which the Indemnifying Party may be liable (or when an action is required from the Indemnified Party before a certain date subject to the Indemnified Party’s forfeiting its rights, no later than 5 (five) Business Days prior to such date, provided that the Indemnified Party became aware of the relevant circumstance at least 10 (ten) Business Days prior to such date); and

(b)	specify in reasonable detail:
-	the matter which gives rise to the Claim;
-	the legal basis of the Claim together with all available evidence necessary to demonstrate the soundness thereof (if possible, such evidence should also be attached to the Claim Notice); and
-	the amount of Damages for which the Indemnified Party requests payment.

Failure to deliver a Claim Notice within the time period referred to in sub-clause 12.2(a) shall not itself prevent the Purchaser or the Seller (as the case may be) from bringing the relevant Claim, but the Indemnifying Party shall not be liable for any losses or Damage in respect of a Claim to the extent that they are increased, or are not reduced, as a result of any failure by the Indemnified Party to give notice as contemplated by this Article.

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If the Indemnifying Party rejects or questions the amount of Claim the Parties shall settle such matter in accordance with Article 14.

The payment of any sum due by the Indemnifying Party to the Indemnified Party for any Claim shall be made within 30 (thirty) Business Days of: (i) the date of the Claim Notice requesting the payment of such sum; or (ii) if the Indemnifying Party has objected in writing to the claim set forth in the Claim Notice within 30 (thirty) Business Days following the receipt of the corresponding Claim Notice, the date on which the amount of the Damages payable by the Indemnifying Party shall have been determined pursuant to either an amicable settlement between the Indemnified Party and the Indemnifying Party or an enforceable decision issued pursuant to Article 14.

12.3	Third Party Claims

If, following the Signing, the Indemnified Party becomes aware of any third party claim (including claims of public authorities) that might lead to a Claim being made (a “Third Party Claim”):

(a)	the Indemnified Party shall not make any admission of liability, settlement or compromise and shall notify the Indemnifying Party of the Third Party Claim within 10 (ten) Business Days of the Indemnified Party becoming aware of such Third Party Claim (or when an action is required from the Indemnified Party before a certain date subject to the Indemnified Party’s forfeiting its rights, no later than 5 (five) Business Days prior to such date) (the “Indemnified Party Notice”). The Indemnified Party Notice shall be treated as a Claim Notice and shall include all of the information set out in Article 12.2 above);

(b)	within 10 (ten) Business Days following the receipt of the Indemnified Party Notice, the Indemnifying Party shall inform the Indemnified Party whether it wishes to conduct the defense of such Third Party Claim on its own and at its own expense (which right to conduct said defense shall include the right to control and conduct any discussions or negotiations with any party in anticipation or pursuant to a claim being formally made against the Indemnified Party), provided that, upon the decision of the Purchaser when it is the Indemnified Party, such Indemnifying Party right to conduct the defense shall not apply to Third Party Claims (i) brought by employees of the Company, (ii) involving any public authorities (the “Specific Third Party Claims”);

(c)	if the Indemnifying Party notifies the Indemnified Party of its intention not to conduct the defense of the Third Party Claim, or if it fails to reply to the Indemnified Party Notice within the time limit set out in subsection (b) above, or if the Purchaser conducts the defense of any Specific Third Party Claims, the Indemnified Party shall conduct the defense of such Third Party Claim on its own and at its own expense. In such a case, the Indemnified Party shall be free to take any action, which it may deem necessary in order to defend the interests of the Indemnified Party. However, the Indemnified Party shall not enter into any settlement, compromise, consent to the entry of any judgment or withdraw from any pending or threatened proceeding without having obtained the prior written consent of the Indemnifying Party, such prior written consent not to be unreasonably withheld or delayed. In addition, the Indemnified Party shall initiate consultations with the Indemnifying Party about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Indemnified Party;

(d)	if the Indemnifying Party notifies the Indemnified Party of its intention to conduct the defense of the Third Party Claim, the Indemnifying Party shall retain a counsel at its own expense to defend the interests of the Indemnified Party. If the Seller(s) is/are the Indemnifying Party, at the Seller’s request, Purchaser shall present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with Seller and the council appointed by the Seller(s). If the Seller(s) is/are the Indemnifying Party, the Purchaser shall provide the Seller(s) with all information or documents in relation to said Third Party Claim that the Seller(s) may reasonably request. The Indemnifying Party shall consult with the Indemnified Party about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Indemnified Party. The Indemnifying Party shall not enter into any settlement, compromise, consent to the entry of any judgment or withdraw from any pending or threatened proceeding without having obtained the prior written consent of the Indemnified Party, such prior written consent not to be unreasonably withheld or delayed; in this respect, if the Indemnifying Party requests to settle a given Third Party Claim and the Indemnified Party refuses such settlement or otherwise does not enter into the proposed settlement agreement, the Indemnifying Party shall not be liable under this with respect to the portion of the Damages resulting from the relevant Third Party Claim which exceeds the settlement amount provided for in the settlement agreement proposed by the Indemnifying Party.

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12.4	Sellers’ Liability

The Sellers are jointly and severally liable towards the Purchaser for Damages pursuant to this Article and for all obligations and covenants directly or indirectly resulting out of this Agreement for Sellers, regardless of percentage in Shares they own. The Purchaser shall have the right to claim from any and each of the Sellers or all of them, in its discretion, compliance with Sellers’ obligations under this Agreement, payment of all Damages, penalties and all indemnities.

The Sellers undertake to pay to the Purchaser (without restricting the rights of Purchaser or any remedy it may have on any basis available to it if any of the Sellers’ Representations and Warranties is breached or untrue or misleading) to pay to Purchaser (or any Purchaser Group Company as the Purchaser may notify the Sellers) on demand an amount equal to the aggregate of:

•	the amount by which the value of any asset or contract of the Company (including any asset or contract warranted to exist which does not exist) is less than it would have been if the Sellers’ Representations and Warranties had been true and not misleading;
•	the amount of each liability to which the Company is subject to the extent that the liability would not have existed or would have been less if the Sellers ‘Representations and Warranties had been true and not misleading; and
•	any Damage suffered or incurred by the Purchaser and/or the Company directly or indirectly, if such reasonable steps were taken as would be necessary to put the Company as nearly as possible in the position in which it would have been if the Sellers’ Representations and Warranties had been true or not misleading.

The Sellers are liable to the Purchaser and/or the Company for any and all Damages with no limitations.

12.5	Liability Period

Liability period shall be as follows:

•	Liability period for essential Representations and Warranties shall terminate 5 (five) years after the Signing Date. Essential warranties include: warranties on ownership on Shares; warranties on liabilities, and warranties concerning promissory notes and securities;
•	Liability period for Tax related liabilities shall correspond to legal statute of limitation periods for tax authority to determine and charge taxes under the Applicable Law, being 5 years as of 01 January of the year, following the year in which such Liability occurred;
•	Liability period for remaining warranties shall terminate 3 (three) years after the Signing Date.
•	Notwithstanding points above, liability period for any particular Sellers’ Representations and Warranties (as listed in Article 10): (i) which has longer statute of limitation (than the terms presented in points above) shall terminate upon expiry of statutory limitation period applicable for such particular Sellers’ Representations and Warranties; and (ii) which has no statute of limitation the liability period for the Sellers shall exist as long as the Purchaser or its affiliates are owner of the Shares.

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12.6	Payment of Claims

Any and all amounts payable by Sellers to the Purchaser pursuant to this Article shall be settled as follows:

•	In case any payments are due and to be made the Purchaser at its sole discretion may either (i) request their payment from the Sellers or (ii) set off part or entire amount of payment due by the Sellers with the amount of Additional Purchase Price to be paid to the Sellers in line with Article 7 of this Agreement;

•	Any and all amounts payable by the Sellers in cash (i.e. not by set off as explained in point above) to the Purchaser shall be made in EUR or, if mandatory under Applicable Law, in RSD (at Middle Exchange Rate).

12.7	Waiver

Each of the Sellers waives any and all claims it may have against the Company, the Company’s management and the Company’s employees and confirms that no such claims or any grounds for any such claims exist.

12.8	Specific Indemnity Matters

The Sellers undertook before the Signing Date to perform a thorough legal and financial/tax legal sanity check of the Company and to remedy inconsistencies (if any) in Company’s operations and practices, so that all Sellers’ Representations and Warranties on the Signing Date are true, accurate and not misleading.

Notwithstanding the aforesaid, the Sellers specifically undertake to hold harmless the Purchaser and/or the Company against any and all Damage that can result from facts and circumstances that existed prior to such alignment made by the Sellers/Company before the Signing Date.

12.9	Securities

As security for payment of any and all amounts that the Purchaser may claim under this Agreement (provided that they are not caused by force majeure or actions or omissions that can be attributed to the fault of the Purchaser), on the Signing Date, each of the Sellers provided the Purchaser with 2 (two) personal blank promissory notes, i.e. Seller 1 has provided the Purchaser with the promissory notes AD5420601 and AD5420601 and Seller 2 has provided the Purchaser with the promissory notes AD5420603 and AD5420604.

The said promissory notes are blank own promissory notes, payable without protest, upon demand, with a promissory note authorization provided by the Sellers to the Purchaser for filling the promissory note amount up to the total amount of the paid Purchase Price from this Agreement and with a validity period that is at least 15 (fifteen) days longer than the longest deadline from Article 12.5 of this Agreement.

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13.	Termination

Following the Signing, each Party shall have the right to terminate this Agreement, only under the reasons listed in this Article, by written notice with immediate effect, sent to the other Party.

The Purchaser may terminate this Agreement:

•	In case the ownership over Shares is not registered before the BRA within 15 days as of the date the full amount of the Purchase Price has been paid to the Sellers, for reasons not attributable to the Purchaser;

The Sellers may terminate this Agreement:

•	In case the payment of the Purchase Price has not been performed within 15 days the latest as of the Signing Date, for reasons attributable to the Purchaser

14.	ASSIGNMENT

No Party shall assign any of its rights and obligations under this Agreement without the prior written consent of the other Party, save in case of assignment by the Purchaser to any of its subsidiaries or affiliates.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and interpreted in accordance with the Applicable Law.

Parties agree that agreement on Applicable Law shall be construed as a direct reference to that national substantive law and not to the national conflict-of-laws rules.

All disputes or claims arising out of or in connection with this Agreement, including disputes relating to its validity, breach, termination or nullity, shall be finally settled by the binding arbitration in San Diego, California, under the Commercial Arbitration Rules of the American Arbitration Association. If the Parties cannot agree on a single arbitrator, then each Party shall select one arbitrator, and the two arbitrators so selected shall appoint the third arbitrator. The parties shall each pay one-half of the costs of the arbitrators. The arbitration shall be resolved as soon as reasonably possible.

By agreeing to the Commercial Arbitration Rules of the American Arbitration Association, the Parties undertake to comply with the terms of the arbitral award. Arbitration shall take place in San Diego, California, USA, and language of arbitration shall be English.

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16.	MISCELLANEOUS

16.1	Confidentiality

The Parties undertake to keep all information obtained in the course of the Due Diligence Process and in any negotiations, discussions and communications prior to or after Signing (including the existence of and the provisions of this Agreement and any other agreement contemplated hereunder) in strict confidence, and further undertake not to disclose any such information to third parties for a period of 5 (five) years after the Signing Date or termination of the Agreement, except if such disclosure is: (i) in compliance with any mandatory requirement of Applicable Law; (ii) in response to a mandatory requirement of any applicable regulatory authority to which any Party is subject where such requirement has the force of law; (iii) in order to obtain tax or other clearances or consents from the relevant tax or regulatory authorities; (iv) where disclosure is made to the employees, directors, agents, consultants and professional advisers of a Party provided that such Party shall be liable for any breach of this Article by any such person; or (v) is stipulated herein.

In the event that a Party hereto is at any time requested or required (by oral questions, interrogations, request for information or documents, subpoena or similar process) to disclose any information supplied to it in connection with this Agreement or intended Transfer to anyone other than professionals, advisors and potential financing sources and their attorneys, such party agrees to provide the other Party prompt notice of such request so that an appropriate protective order may be sought and/or such other Party may waive the first Party’s compliance with the terms of this paragraph.

It is understood and agreed that the above confidentiality undertaking shall not restrict the Purchaser from using information obtained on the Company's business in the course of operating the Company's business following the Signing Date. Any communications between the Company and its clients in respect of the change in the shareholding of the Company shall be under control of the Purchaser.

As soon as practical after the Transfer, the Parties shall inform the public in an appropriate manner and as mutually agreed upon. Thereafter, any public announcements or press releases issued in connection with the Transfer contemplated by this Agreement shall only be published after the Purchaser and Sellers will have agreed on the contents of such public announcements or press releases.

16.2	This Agreement, effect of Signing and Severability

Nothing in this Agreement shall be deemed to constitute a partnership, corporation, joint venture, or any other similar type of association between the Sellers and the Purchaser. Before the Signing, nothing in this Agreement shall be deemed to constitute a transfer of a control over the Company or to create a joint-control over the Company between the Sellers and the Purchaser. The transfer of control over the Company from the Sellers to the Purchaser shall only occur after the Signing Date in line with the terms and conditions set out in this Agreement.

This Agreement constitutes a binding obligation for the Parties to conclude the Transfer, under the terms and conditions set out in this Agreement, which supersedes all previous discussions, arrangements, agreements (either oral or written) between the Parties.

This Agreement may only be amended by a written instrument signed by all Parties.

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All negotiations between the Parties to this Agreement have been carried out in accordance with the standards of fair dealing. Each Party to this Agreement freely and expressly consents to all of the terms and conditions of this Agreement to the effect that none of the terms and conditions of this Agreement shall be treated as unexpected (surprise) terms or conditions. The terms and conditions of this Agreement meet the best interests of both Parties and the principles of fair dealing, and fully express the equality of bargaining powers of the Parties to this Agreement.

16.3	Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by the Applicable law.

16.4	Sellers’ joint and several liability

Sellers hereby confirm to be jointly and severally liable for all obligations and covenants directly or indirectly resulting out of this Agreement for Sellers, regardless of percentage of Shares they own.

Purchaser shall have the right to claim from any and each of the Sellers or both of them, in its discretion, compliance with Sellers’ obligations under this Agreement, payment of all Damage, penalties and all indemnities.

16.5	No Waiver

None of the terms of this Agreement shall be deemed to have been waived by any Party hereto, unless such waiver is in writing and signed by that Party. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act.

16.6	Notices

All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by email, three business days after deposit in the mails if sent by registered or certified mail (return receipt requested) or one 8 business day if given by reputable overnight express courier (charges prepaid), to the Parties at the addresses set forth for such party herein (or at such other address for a party as shall be specified by like notice).

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If to the Sellers:

Telcom d.o.o, Beograd, Svetog Nikole 27, Belgrade, Serbia

Email: dusan.stanojevic@telcom.co.rs

Attention: Dušan Stanojević

If to the Purchaser:

Beam Global 5660 Eastgate Dr. San Diego, CA 92121

Email: Desmond.Wheatley@beamforall.com

Attention: Desmond Wheatley, CEO

With a copy (which shall not constitute notice) to:

Weintraub Tobin Chediak Coleman Grodin Law Corp. 475 Sansome Street, Suite 510 San Francisco, CA 94111

Email: jpietsch@weintraub.com

Attention: Jeffrey B. Pietsch.

16.7	Time of Essence

Time shall be of the essence in this Agreement, as regards any dates, times and periods mentioned herein, and the Parties acknowledge and confirm that time is of the essence with respect to all of the performance obligations set out herein.

16.8	Force Majeure

Failure on the part of any of the Parties to carry out any commitments undertaken pursuant to this Agreement shall not generate claims nor shall it be construed as a breach of the Agreement to the extent such failure is due to Force Majeure.

16.9	Expenses and Interest

Each Party shall bear its own costs and expenses of its legal advisers in connection with the preparation and execution of this Agreement and entering into any other agreements, documents or other documents necessary for the implementation of this transaction.

All fees relating to the certification of signatures on this Agreement and certification of relevant Schedules on the Signing Date shall be borne by the Purchaser.

All fees for registration of change of ownership over the Shares and registration of change of general manager before the BRA shall be borne by the Purchaser.

16.10	Language

This Agreement has been executed in English language, whereas the Serbian language has been provided in Schedule 8.

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For avoidance of any misunderstanding, the Parties irrevocably confirm and acknowledge that: (i) the prevailing version and only version binding for the Parties is the English version; (ii) all negotiations and arrangements have been conducted in English language and solely in respect of English version of the document; (iii) the Serbian version has been prepared by the translators and serves only for illustrative purposes.

16.11	Signing Date

This Agreement will come into its full legal effect as of the Signing Date, and may be terminated only on the basis of the terms and conditions set forth herein, and in accordance with the Applicable Law.

16.12	Copies of the Agreement

This Agreement has been signed in 4 (four) counterparts, out of which each 2 (two) for the Sellers (one copy for each Seller), and 2 (two) for the Purchaser.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date reflected below.

SIGNED in Kraljevo on 30 August 2024

For PURCHASER

/s/ Desmond Wheatley

Signatory: Desmond Wheatley

Capacity: CEO

SELLER 1:	SELLER 2:

/s/ Dušan Stanojević	/s/ Milorad Panjković
Dušan Stanojević	Milorad Panjković

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LIST OF SCHEDULES:

Schedule No. 1:	Signed and notary certified statements issued by the Sellers’ spouses

Schedule No. 2:	List of Promissory Notes

Schedule No 3:	Draft Transfer Deed

Schedule No. 4:	List of Assets

Schedule No. 5:	List of all employees of the Company with key terms of their employment and employment agreement with Seller 1

Schedule No. 6:	Lease agreement

Schedule No. 7:	List of contracts

Schedule No. 8:	Serbian translation of the Agreement

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